Exhibit 3.4

ARTICLES OF ORGANIZATION

OF

TRIUMPH TOOLS & SUPPLY, L.L.C.

TO:	THE OKLAHOMA SECRETARY OF STATE
101 State Capitol
Oklahoma City, Oklahoma 73105

The undersigned, for the purpose of forming a limited liability company under the Oklahoma Limited Liability Company Act (the “Act”), does hereby execute the following Articles of Organization:

ARTICLE I

The name of the limited liability company is Triumph Tools & Supply, L.L.C. (the “Company”).

ARTICLE II

The term of the existence of the Company shall be perpetual.

ARTICLE III

The purpose for which the Company is formed is the transaction of any or all lawful business for which limited liability companies may be organized under the Act.

ARTICLE IV

The street address of the principal place of business of the Company in the State of Oklahoma is:

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

ARTICLE V

The name and address of the resident agent of the Company in the State of Oklahoma are:

Mark A. Fischer

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

ARTICLE VI

The management of the Company is hereby vested in Charles A. Fischer, Jr., who shall have continuing exclusive authority to make management decisions necessary to the conduct of the business for which the Company is formed. No member shall have the authority to bind the Company unless such member is also a manager of the Company or except as provided in the Company’s Operating Agreement. Any third person dealing with the Company may rely absolutely upon the act, deed and/or signature of each manager as being the act of the Company and no third person shall be obliged or privileged to inquire into or otherwise ascertain whether the act of such manager has been duly authorized.

IN WITNESS WHEREOF, these Articles of Organization have been executed on June 16, 2000, by the undersigned.

SOLE ORGANIZER

/s/ Randall D. Mock
Randall D. Mock
Mock, Schwabe, Waldo, Elder, Reeves & Bryant
Fourteenth Floor
Two Leadership Square
211 North Robinson
Oklahoma City, Oklahoma 73102